                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                 KOLL REAL ESTATE GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
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
                          KOLL REAL ESTATE GROUP, INC.
                             4343 VON KARMAN AVENUE
                        NEWPORT BEACH, CALIFORNIA 92660

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 28, 1998

                             ---------------------

    The annual meeting of stockholders (the "Annual Meeting") of Koll Real Estate Group, Inc., a Delaware corporation (the "Company") will be held at the Mellon Bank Building, 8 Loockerman Street, Dover, Delaware, on May 28, 1998, commencing at 9:30 a.m. local time, to consider and act upon the following:

        (1) To elect five directors of the Company, each for a term of one year.

        (2) To consider and vote upon the ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company.

        (3) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    Holders of record of the Company's Common Stock at the close of business on April 20, 1998 will be entitled to receive notice of, and to vote at the Annual Meeting, or any adjournment or postponement thereof.

                                          By Order of the Board of Directors,

                                                   [LOGO]

                                          Raymond J. Pacini
                                          EXECUTIVE VICE PRESIDENT, CHIEF
                                          FINANCIAL OFFICER AND SECRETARY

Newport Beach, California
April 20, 1998

    THE BOARD OF DIRECTORS OF KOLL REAL ESTATE GROUP, INC. RECOMMENDS THAT YOU VOTE FOR THE FOREGOING PROPOSALS.

    YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE.

                          KOLL REAL ESTATE GROUP, INC.
                             4343 VON KARMAN AVENUE
                        NEWPORT BEACH, CALIFORNIA 92660

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

                                                                  April 20, 1998

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Koll Real Estate Group, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Mellon Bank Building, 8 Loockerman Street, Dover, Delaware on May 28, 1998, at 9:30 a.m., local time, and at any adjournment thereof. This Proxy Statement and the related proxy card are first being sent to the Company's stockholders on or about April 20, 1998.

                       ACTION TO BE TAKEN UNDER THE PROXY

    At the Annual Meeting, the holders of shares of the Company's Common Stock, par value $.05 per share (the "Common Stock") will be asked to consider and vote upon (i) the election of Messrs. Burnaman, Gagalis, Pacini, Sabin and Talbot to the Board and (ii) the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending December 31, 1998.

    All proxies in the enclosed form that are properly executed and returned to the Company will be voted at the Annual Meeting or any adjournments thereof in accordance with any specifications thereon, or, if no specifications are made, will be voted FOR approval of the proposals set forth in the Notice of Annual Meeting of Stockholders. Any proxy may be revoked by any stockholder who attends the meeting and gives oral notice of his or her intention to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the Annual Meeting by delivering an instrument revoking it or a duly executed proxy bearing a later date to the Secretary of the Company.

    Management does not know of any matters other than those set forth herein which may come before the Annual Meeting. If any other matters are properly presented to the meeting for action, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matters.

                               PROXY SOLICITATION

    The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the mails, proxies may be solicited by officers and directors and regular employees of the Company, without additional remuneration, by personal interviews, telephone, telegraph or otherwise. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record and will provide reimbursement for the cost of forwarding the material in accordance with customary charges. The Company has retained Reinhard Associates to aid in the solicitation of proxies, including soliciting proxies from brokerage firms, banks, nominees, custodians and fiduciaries. The fees of such firm will aggregate approximately $3,500 plus out-of-pocket costs and expenses.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

    Holders of record of the Company's Common Stock at the close of business on April 20, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting with respect to all matters properly presented at the Annual Meeting. Holders of the Common Stock are entitled to one vote for each share held on each such matter at the Annual Meeting. A stockholders' list will be available for examination by stockholders at the Annual Meeting.

    At the Record Date, there were 11,906,378 shares of Common Stock issued and outstanding, including the shares to be delivered to former debenture holders upon surrender of their debenture certificates. The holders of a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. A plurality of the votes cast is required to elect the directors and the affirmative vote of a majority of the shares of the Common Stock, present in person or by proxy and entitled to vote at the Annual Meeting, is necessary to ratify the appointment of Deloitte & Touche as independent auditors for the Company for its fiscal year ending December 31, 1998.

    A proxy submitted by a stockholder may indicate that all or a portion of the shares of Common Stock represented by such proxy are not being voted by such stockholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote stock held in street name on certain matters in the absence of instructions from the beneficial owner of the stock. The shares subject to any such proxy which are not being voted with respect to a particular matter (the "non-voted shares") will be considered shares not present and entitled to vote on such matter, although such non-voted shares will count for purposes of determining the presence of a quorum.

    The following table sets forth, as of April 15, 1998, the name and address of each person believed to be a beneficial interest holder of more than 5% of the Common Stock, the number of shares beneficially owned and the percentage so owned. Except as set forth below, management knows of no person who, as of April 15, 1998, owned beneficially more than 5% of the Company's outstanding Common Stock.

                                       NAME AND ADDRESS OF                      AMOUNT AND NATURE OF   PERCENT OF
TITLE OF CLASS                     BENEFICIAL INTEREST HOLDER                   BENEFICIAL OWNERSHIP      CLASS
-----------------  -----------------------------------------------------------  ---------------------  -----------
Common Stock       ING Baring (U.S.) Capital Corporation                           1,666,943 shares(1)      14.0%
                   667 Madison Ave.
                   New York, NY 10021

Common Stock       Waste Management, Inc.                                          1,226,607 shares(2)      10.3%
                   3003 Butterfield Road
                   Oak Brook, Illinois 60523

Common Stock       Merrill Lynch & Co., Inc.                                       1,038,259 shares(3)       8.7%
                   World Financial Center, North Tower
                   250 Vesey Street
                   New York, NY 10281

Common Stock       Halcyon/Alan B. Slifka Management Co., LLC                        976,505 shares(4)       8.2%
                   477 Madison Ave., 8th Floor
                   New York, NY 10022

Common Stock       Credit Suisse First Boston                                        918,761 shares(5)       7.7%
                   Uetlibergstrasse 231
                   P.O. Box 900
                   CH-8045 Zurich, Switzerland

------------------------

(1) According to Schedule 13D dated September 12, 1997, ING Baring (U.S.) Capital Corporation is the beneficial owner of 1,666,943 shares.

(2) According to reports filed on Form 3 dated September 10, 1997, by Waste Management, Inc. ("WMI") and Wheelabrator Technologies Inc. ("WTI"), WMI is the beneficial owner of 1,226,607 shares, 473,132 of which are directly owned by its WTI subsidiary and the remaining 753,475 of which are directly owned by other unnamed subsidiaries.

(3) According to Schedule 13G, Amendment No. 3 dated February 17, 1998, Merrill Lynch & Co., Inc. is the beneficial owner of 1,038,259 shares.

(4) According to Schedule 13G dated February 17, 1998, Halcyon/Alan B. Slifka Management Co., LLC is the beneficial owner of 976,505 shares.

(5) According to Schedule 13G dated February 13, 1998, Credit Suisse First Boston is the beneficial owner of 918,761 shares.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Board of Directors of the Company currently consists of Donald M. Koll (Chairman), Phillip R. Burnaman II, James J. Gaffney, Robert J. Gagalis, Thomas
W. Sabin, Jr., J. Thomas Talbot, Marco F. Vitulli, P. John Wickser II, Ray Wirta, and Paul M. Zeller. In accordance with the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, the current members of the Board of Directors have each been elected for one year; and the directors to be elected at the 1998 Annual Meeting will be elected for a one-year term expiring in 1999.

    Upon recommendation of the Nominating Committee, the Board of Directors has determined to reduce the size of the Board from ten to five members effective upon the date of the 1998 Annual Meeting, and has nominated Messrs. Burnaman, Gagalis, Sabin and Talbot, whose current terms expire at the 1998 Annual Meeting together with Mr. Pacini, for election as directors. If any nominee should be unavailable for election at the Annual Meeting, the proxies will be voted for the election of such other person as may be recommended by the Board of Directors in place of such nominee.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES AS DIRECTORS.

    Information about the nominees for election as directors and the incumbent directors, including biographical and employment information, is set forth below:

NOMINEES FOR ELECTION AS DIRECTORS

    Phillip R. Burnaman II, 38, has been a director of the Company since September 1997. Mr. Burnaman has also been Managing Director and head of the New York Proprietary Trading Desk of ING Baring (U.S.) Capital Corp., which is a subsidiary of the ING Group, an Amsterdam-based banking, investment banking and insurance institution since 1994. Mr. Burnaman was also a Vice President and whole loan commercial mortgage trader of Citicorp Securities from prior to 1993 until 1994.

    Robert J. Gagalis, 43, has been a director of the Company since September 1997. Mr. Gagalis has also been Vice President, Chief Financial Officer and Treasurer of Wheelabrator Technologies Inc., an environmental services company since January 1997 and formerly served Wheelabrator Technologies as Vice--President Finance, Director of Corporate Development and Staff Vice President of Corporate Development from 1993 until 1997.

    Raymond J. Pacini, 42, has been appointed, effective upon completion of the sale of the commercial development business described below in "Certain Transactions", as the Company's President and Chief Executive Officer. Mr. Pacini has been Executive Vice President and Secretary of the Company since 1993 and has been Chief Financial Officer and Treasurer of the Company since prior to 1993. Mr. Pacini was also Executive Vice President and Chief Financial Officer of Koll Management Services, Inc. subsequently known as Koll Real Estate Services ("KRES") from March to November 1993.

    Thomas W. Sabin, Jr., 40, has been a director of the Company since September 1997. Mr. Sabin is also President of Thomas Sabin, Inc. Manager and Vice President of GSSW-REO, L.L.C., a real estate limited liability company. From prior to 1993 until 1996, Mr. Sabin formed and operated GSSW, L.P., a limited partnership, the purpose of which was to acquire real estate assets from the Resolution Trust Corporation. Mr. Sabin is also former President of Southmark Equities Corporation.

    J. Thomas Talbot, 62, has been a director of the Company since August 1993. Mr. Talbot has also been owner of The Talbot Company, an investment and asset management company since prior to 1993. Mr. Talbot was also Chief Executive Officer of HAL, Inc., the parent company of Hawaiian Airlines prior to 1993 and is a director of The Hallwood Group, Inc., a corporate rescue firm; and Fidelity National Financial, Inc., a title company.

INCUMBENT DIRECTORS

    Donald M. Koll, 65, has been Chairman of the Company's Board of Directors since March 1993 and Chief Executive Officer since October 1996 and was Managing Director--President and a Director of the Company since prior to 1993. Mr. Koll has also been Chairman of the Board and Chief Executive Officer of The Koll Company ("Koll"), (a general contracting and international real estate development company since prior to 1993) and is a director of CB Commercial Real Estate Services Group, Inc. ("CB") which acquired KRES (real estate management) in August 1997. Mr. Koll has also been a Director of Fidelity National Financial, Inc. since March 1995. Mr. Koll has indicated that he will resign from the Board upon completion of the Company's sale of the commercial development business to a company affiliated with Mr. Koll as described below in "Certain Transactions".

    James J. Gaffney, 57, has been a director of the Company since September 1997. Mr. Gaffney is also Chairman of the Board of Main Investments, a large diversified holding company located in New Zealand, and a Director of Insilco Corp. and Advantica. Mr. Gaffney is also former Chief Executive officer or Chairman of the following: General Aquatics, Inc. (formerly known as KDI Corp.), International Tropic-Cal, Ayers/Chairmakers, Inc., Brown Jordan Company and Washington Industries.

    Marco F. Vitulli, 64, has been a director of the Company since March 1993. Mr. Vitulli has also been President of Vitulli Ventures, Ltd., a real estate development, investment management and consulting services company since prior to 1993. Mr. Vitulli is also Chairman of Elk River Enterprises, a lumber company, and a director of Pope Resources, a land, timber, mineral and recreational properties company.

    P. John Wickser II, 44, has been a director of the Company since September 1997. Mr. Wickser has also been Managing Principal of ING Realty Partners, a private limited partnership for real estate investment in the United States and Canada, since January 1998. Mr. Wickser was Managing Director of ING Barings--ING Real Estate Finance, Inc., which is a subsidiary of the ING Group, an Amsterdam-based banking, investment banking and insurance institution, from 1993 until January 1998. Mr. Wickser was also a real estate investment banker at Citicorp based in London, England prior to 1993.

    Ray Wirta, 54, has been a director of the Company since March 1993 and was Chief Executive Officer of the Company from March 1993 until October 1996. Mr. Wirta has been President--Financial Services Division of CB since September 1997. Mr. Wirta has also been President and Chief Operating Officer of Koll since prior to 1993 and Vice Chairman of the Board and Chief Executive Officer of KRES since prior to 1993 until September 1997. Mr. Wirta has indicated that he will resign from the Board upon completion of the Company's sale of the commercial development business to a company affiliated with Mr. Koll as described below in "Certain Transactions".

    Paul M. Zeller, 48, has been a director of the Company since September 1997. Mr. Zeller has also been President of Zeller Realty Corporation since 1988 and is former General Partner of The Buck

Company, a commercial real estate development firm. Mr. Zeller is also the founding stockholder and a former director of Buck Investment Company and in 1988, he founded Asian Capital Corporation, a merchant banking and investment firm specializing in real property secured debt and equity placements and merchant banking, which maintains offices in Chicago, New York and Tokyo.

    Information about the beneficial ownership of the Common Stock as of April 15, 1998 by each nominee, director, executive officer named in the Summary Compensation Table, and all directors and executive officers of the Company as a group is set forth below:

                                                                      SHARES OF        PERCENT OF
NAME AND BENEFICIAL INTEREST HOLDER                                COMMON STOCK(1)      CLASS(2)
----------------------------------------------------------------  -----------------  ---------------
Donald M. Koll..................................................              0             *
Phillip R. Burnaman II..........................................              0             *
James J. Gaffney................................................              0             *
Robert J. Gagalis...............................................              0             *
Thomas W. Sabin, Jr.............................................              0             *
J. Thomas Talbot................................................             20             *
Marco F. Vitulli................................................          1,210             *
Ray Wirta.......................................................              0             *
P. John Wickser II..............................................              0             *
Paul M. Zeller..................................................              0             *
Richard Ortwein.................................................          2,573             *
Raymond J. Pacini (3)...........................................         78,732             *
                                                                         ------
Directors and Executive Officers as a group (12 persons
  including the above named)....................................         82,535             *
                                                                         ------
                                                                         ------

------------------------

(1) Except as otherwise indicated in the notes below, the persons indicated have sole voting and investment power with respect to shares listed. In addition to the specific shares indicated in the following footnotes, this column includes shares held directly and shares subject to stock options which are exercisable and not subject to termination within 60 days.

(2) These percentages are calculated assuming the conversion of all securities convertible within 60 days into Common Stock, which are held by the executive officer or director listed above but not those held by others. Asterisks indicate beneficial ownership of 1% or less of the class.

(3) Includes options to purchase 75,998 shares (40% of 189,996 total shares subject to options) of Common Stock granted pursuant to the Company's 1993 Stock Option/Stock Issuance Plan, which options will vest on April 28, 1998 and are subject to certain restrictions on disposition.

BOARD AND COMMITTEE MEETINGS

    The Company's Board of Directors met eight times during 1997. All of the then incumbent directors attended at least 75% of the meetings of the Board and committees of the Board during the periods that they served. The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee. During 1997, one meeting was held by each of the Audit Committee, the Compensation Committee and the Nominating Committee.

    Prior to completion of the Company's recapitalization in September 1997 (the "Recapitalization"), the Audit Committee consisted of Messrs. Talbot and Vitulli, and former directors Harold A. Ellis, Jr. and Paul C. Hegness. Following the Recapitalization the Audit Committee consisted of Messrs. Gaffney, Gagalis, Sabin, Wickser and Talbot, with Mr. Gaffney serving as Chairman. It is responsible for recommending the firm to be appointed as independent accountants to audit the Company's financial statements and to perform services related to the audit; reviewing the scope and results of the audit with the independent accountants; reviewing with management and the independent accountants the Company's year-end operating results; considering the adequacy of the internal accounting control procedures of the Company; reviewing the non-audit services to be performed by the independent accountants and considering the effect of such performance on the accountants' independence.

    Prior to the Recapitalization the Compensation Committee consisted of Messrs. Talbot and Vitulli, and former directors Harold A. Ellis, Jr. and Paul
C. Hegness. Following the Recapitalization the Compensation Committee consists of Messrs. Talbot, Burnaman, Gaffney, Zeller and Vitulli, with Mr. Talbot serving as Chairman. It is responsible for the review, recommendation and approval of compensation arrangements for directors and executive officers, for the approval of such arrangements for other senior level employees, and for the administration of certain benefit and compensation plans and arrangements of the Company and its subsidiaries.

    Prior to the Recapitalization the Nominating Committee consisted of all of the then incumbent directors of the Company. Following the Recapitalization the Nominating Committee consists of Messrs. Burnaman, Gagalis, Sabin, Wickser and Vitulli, with Mr. Burnaman serving as Chairman. It is responsible for the nomination of persons for election to the Board of Directors. The Nominating Committee will consider nominees recommended by stockholders. Stockholder recommendations may be sent to the Nominating Committee, Attention: Secretary, Koll Real Estate Group, Inc., 4343 Von Karman Avenue, Newport Beach, California 92660.

                                   PROPOSAL 2
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    Upon recommendation of the Audit Committee of the Board of Directors, the Board of Directors has appointed Deloitte & Touche LLP as independent auditors for the 1998 fiscal year and hereby requests stockholders to ratify such appointment.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS INDEPENDENT AUDITORS.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

    The non-employee directors of the Company are entitled to receive cash compensation and compensation pursuant to the plans described below.

    CASH COMPENSATION. Non-employee directors of the Company are entitled to receive compensation of $30,000 per year, with no additional fees for attendance at Board or committee meetings, except for compensation of $10,000 for service on the Special Committee formed in September 1997 to consider Mr. Koll's proposal to acquire the commercial development business described below in "Certain Transactions". Mr. Burnaman declined such compensation during 1997. Employee directors are not paid any fees or additional compensation for service as members of the Board or any of its committees. All directors are reimbursed for expenses incurred in attending Board and committee meetings. Pursuant to the Deferred Compensation Plan for Non-Employee Directors, a non-employee director may elect, generally prior to the commencement of any calendar year, to have all or any portion of the director's compensation for such calendar year credited to a deferred compensation account. Amounts credited to the director's account will accrue interest based upon the average quoted rate for ten-year U.S. Treasury Notes. Deferred amounts will be paid in a lump sum or in installments commencing on the first business day of the calendar year following the year in which the director ceases to serve on the Board, or of a later calendar year specified by the director.

    1993 STOCK OPTION/STOCK ISSUANCE PLAN. The Company's 1993 Stock Option/Stock Issuance Plan (the "1993 Plan") contains two separate equity incentive programs in which members of the Board may be eligible to participate:
(i) a Discretionary Option Grant Program, under which eligible non-employee members of the Board, along with officers, key employees and consultants, may be granted options to purchase shares of Common Stock, and (ii) a Director Fee Program, under which each non-employee member of the Board may elect to apply all or any portion of his or her annual retainer fee (currently $30,000) to the acquisition of unvested shares of Common Stock.

    Options granted under the Discretionary Option Grant Program may be either incentive stock options designed to meet the requirements of Section 422 of the Internal Revenue Code or non-statutory options not intended to satisfy such requirements.

    PLAN ADMINISTRATION. The Discretionary Option Grant Program is administered by the Compensation Committee of the Board, which is comprised of two or more non-employee Board members appointed by the Board. The Compensation Committee, as "Plan Administrator," has complete discretion (subject to the express provisions of the 1993 Plan) to authorize stock option grants. All grants under the Director Fee Program are made in strict compliance with the express provisions of the program, and no administrative discretion is exercised by the Plan Administrator with respect to the grants or stock issuances made under that program.

    DISCRETIONARY OPTION GRANT PROGRAM. The principal features of the Discretionary Option Grant Program may be summarized as follows:

    The exercise price per share of the Common Stock subject to a stock option will not be less than 100% of the fair market value per share of that security on the grant date. No option will have a maximum term in excess of ten years measured from the grant date. The Plan Administrator has complete discretion to grant options (i) which are immediately exercisable for vested shares, (ii) which are immediately exercisable for unvested shares subject to the Company's repurchase rights, or (iii) which become exercisable in installments for vested shares over the optionee's period of service. Non-employee members of the Board who serve as Plan Administrator are not eligible to participate in the Discretionary Option Grant Program.

    The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. The option may also be exercised for vested shares through a same-day sale program pursuant to which the purchased shares are to be sold immediately and a portion of the sale proceeds applied to the payment of the exercise price for those shares on the settlement date.

    Any option held by the optionee at the time of cessation of service will normally not remain exercisable beyond the limited period designated by the Plan Administrator (not to exceed 36 months) at the time of the option grant. During that period, the option will generally be exercisable only for the number of shares in which the optionee is vested at the time of cessation of service. For purposes of the 1993 Plan, an individual will be deemed to continue in service for so long as that person performs services on a periodic basis for the Company or any parent or subsidiary corporations, whether as an employee, a non-employee member of the Board or an independent consultant or advisor.

    The Plan Administrator has complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

    Any unvested shares of Common Stock are subject to repurchase by the Company, at the original exercise price paid per share, upon the optionee's cessation of service prior to vesting in those shares. The Plan Administrator has complete discretion in establishing the vesting schedule for any such unvested shares and has full authority to cancel the Company's outstanding repurchase rights with respect to those shares in whole or in part at any time.

    The optionee is not to have any stockholder rights with respect to the option shares until the option is exercised and the exercise price is paid for the purchased shares. Options are not assignable or transferable other than by will or by the laws of inheritance following the optionee's death, and the option may, during the optionee's lifetime, be exercised only by the optionee.

    The Plan Administrator may grant options with stock appreciation rights. Stock appreciation rights provide the holders with the right to surrender their options for an appreciation distribution from the Company equal in amount to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such vested shares. Such appreciation distribution may, in the discretion of the Plan Administrator, be made in cash or in shares of Common Stock.

    DIRECTOR FEE PROGRAM. Under the Director Fee Program, each individual serving as a non-employee Board member is eligible to elect to apply all or any portion of the annual retainer fee otherwise payable in cash to such individual (currently $30,000) to the acquisition of unvested shares of Common Stock. The non-employee Board member must make the stock election prior to the start of the calendar year for which the election is to be in effect. On the first trading day in January of the calendar year for which the election is in effect, the portion of the retainer fee subject to such election will be applied to the acquisition of the selected shares of Common Stock by dividing the elected dollar amount by the closing selling price per share of Common Stock on that trading day. The issued shares will be held in escrow by the Company until the individual vests in those shares. The non-employee Board member will have full stockholder rights, including voting and dividend rights, with respect to all issued shares held in escrow on his or her behalf.

    Upon completion of each calendar quarter of Board service during the year for which the election is in effect, the non-employee Board member will vest in one-fourth of the issued shares, and the stock certificate for those shares will be released from escrow. Immediate vesting in all the issued shares will occur in the event the individual dies or becomes disabled during his or her period of Board service or certain changes in control or ownership of the Company are effected during such period. Should the Board member cease service prior to vesting in one or more quarterly installments of the issued shares, then those installments will be forfeited, and the individual will not be entitled to any cash payment from the Company with respect to the forfeited shares.

    In 1997 no shares were received in lieu of the cash retainer fee.

    FINANCIAL ASSISTANCE. The Plan Administrator may institute a loan program in order to assist one or more optionees in financing their exercise of outstanding options under the Discretionary Option Grant Program. The form in which such assistance is to be made available (including loans or installment payments) and the terms upon which such assistance is to be provided will be determined by the Plan Administrator. However, the maximum amount of financing provided any individual may not exceed the amount of cash consideration payable for the issued shares plus all applicable Federal, state and local income and employment taxes incurred in connection with the acquisition of the shares. Any such financing may be subject to forgiveness in whole or in part, at the discretion of the Plan Administrator, over the individual's period of service.

COMPENSATION OF EXECUTIVE OFFICERS

    SUMMARY COMPENSATION TABLE. The following table summarizes the compensation paid during the previous three fiscal years to the Chief Executive Officer and the Company's other executive officers whose salary and bonus during 1997 exceeded $100,000 (the "Named Executives") for services in all capacities to the Company.

                                                                                              LONG-TERM COMPENSATION AWARDS
                                                            ANNUAL                      ------------------------------------------
                                                         COMPENSATION       OTHER       RESTRICTED        1993            ALL
                                                       ----------------     ANNUAL         STOCK          PLAN           OTHER
                                                       SALARY    BONUS   COMPENSATION      AWARD         OPTIONS      COMPENSATION
NAME AND PRINCIPAL POSITION                            ($)(1)     ($)        ($)            ($)       (# OF SHARES)       ($)
-----------------------------------------------        -------  -------  ------------   -----------   -------------   ------------
Donald M. Koll.................................  1997  334,600  275,000(3)    --          --             316,660(7)      --
Chairman of the Board and                        1996  330,200  275,000(4)    --          --              --             --
  Chief Executive Officer                        1995  325,000    --        --            --              --             --

Ray Wirta......................................  1997    --   (2) 125,000(3)    --        --              63,332(7)      --
Former Chief Executive                           1996  103,750(2) 125,000(4)    --        --              --             --
  Officer                                        1995  225,000    --        --            --              --             --

Richard Ortwein................................  1997  359,600  100,000(3)   177,700(6)   --             189,996(7)      --
President                                        1996  359,600  250,000(4)    13,841(6)   --              --             --
                                                 1995  359,600    --        --            --              --             --

Raymond J. Pacini..............................  1997  268,000  250,000(3)    --          --             189,996         --
Executive Vice President                         1996  268,000  100,000(4)    --          --              --             76,725(8)
  and Chief Financial                            1995  268,000  200,000(5)    --          --              --             --
  Officer

Sandra G. Sciutto..............................  1997  124,100   20,640(3)    --          --              --             --
Senior Vice President                            1996  105,329   60,000(4)    --          --              --             --
  and Controller                                 1995   87,600    --        --            --              --             --

------------------------

(1) Includes auto allowance and amounts electively deferred by each Named Executive under the Company's 401(k) Savings and Profit Sharing Plan. Mr. Koll and Mr. Wirta are also executive officers of The Koll Company and its affiliates and accordingly have devoted less than all of their working time to the Company's business matters.

(2) Reduced to $95,000 per year effective April 1, 1996 and to $0 effective October 1, 1996 to reflect a reduction in his day-to-day involvement with the Company in view of his commitment to devote a greater percentage of his time to the business of an affiliate of the Company. Effective October 1, 1996, Mr. Wirta also receives a consulting fee equivalent to $50,000 per year, which will terminate upon completion of the sale of the commercial development business described below in "Certain Transactions".

(3) Bonuses for 1997 were paid in connection with completion of the Company's Recapitalization in September 1997.

(4) Bonuses for 1996 were paid following the closing of the Bolsa Chica lowlands sale in February 1997.

(5) In the first quarter of 1996, Mr. Pacini voluntarily elected to defer consideration of his 1995 bonus given the Company's liquidity situation. In September 1996, the Compensation Committee of the Company's Board of Directors approved Mr. Pacini's bonus for accomplishments during 1995, which was paid following the closing of the Bolsa Chica lowlands sale in February 1997.

(6) Partnership distributions. See "Certain Transactions--Other Transactions."

(7) The options granted to Messrs. Koll, Wirta and Ortwein are scheduled to be cancelled upon completion of the sale of the commercial development business described below in "Certain Transactions".

(8) Reflects a one-time payment representing Mr. Pacini's pro-rata share of assets distributed from a trust in connection with termination of the Company's Supplemental Plan described below in "Executive Retirement and Savings Program".

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUE. The following table sets forth information for each Named Executive with regard to the aggregate stock options exercised during the 1997 fiscal year, and stock options held as of December 31, 1997.

                                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                          UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                               OPTIONS/SARS                  OPTIONS/SARS
                                                              VALUE            AT FY-END(2)                 AT FY-END($)(2)
                                           SHARES ACQUIRED   REALIZED   ---------------------------   ---------------------------
NAME                                       ON EXERCISE(#)     ($)(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------------------  ---------------   --------   -----------   -------------   -----------   -------------
Donald M. Koll...........................     --              --          --             316,660(3)     --            $121,914(3)
Ray Wirta................................     --              --          --              63,332(3)     --            $ 24,383(3)
Richard Ortwein..........................     --              --          --             189,996(3)     --            $ 73,148(3)
Raymond J. Pacini........................     --              --          --             189,996        --            $ 73,148

------------------------

(1) Market value of underlying securities on exercise date, minus the exercise price.

(2) Based upon market value of $12.375 for the Common Stock as of December 31, 1997 less the aggregate exercise price payable for such shares. On December 31, 1997, no options granted to Messrs. Koll, Wirta, Ortwein and Pacini were exercisable, nor did such individuals hold any stock appreciation rights at the end of such fiscal year.

(3) The options granted to Messrs. Koll, Wirta and Ortwein are scheduled to be cancelled upon completion of the sale of the commercial development business described below in "Certain Transactions".

EXECUTIVE RETIREMENT AND SAVINGS PROGRAM

    The Company maintains a tax-qualified defined benefit pension plan, which was available generally to all employees prior to September 30, 1993 who had completed one year of continuous employment (the "Pension Plan"). As of December 31, 1993, all benefits under the Pension Plan were frozen, and no further compensation or years of service will be taken into account for additional benefit accrual purposes, under the Pension Plan. In addition, the Company maintained the Retirement and Savings Program, terminated in 1996, which was a non-qualified supplemental benefit plan pursuant to which retirement benefits were provided to executive officers and other eligible key management employees who were designated by the Compensation Committee, which determined the service recognized under the program in calculating a participant's vested interest and retirement income (the "Supplemental Plan" and, together with the Pension Plan the "Retirement Program"). The Supplemental Plan was terminated effective November 15, 1996 through the distribution of assets held in trust to the beneficiaries of the Supplemental Plan in exchange for the beneficiaries release of all claims to any future benefits under the Supplemental Plan.

    The following table shows as of the date the Pension Plan was frozen the total estimated annual benefits payable under the Retirement Program in the form of a 50% joint and survivor annuity to hypothetical participants upon retirement at normal retirement age, in the compensation and years-of-service categories indicated in the table.

ANNUALIZED
  AVERAGE     10 YEARS     20 YEARS    30 YEARS    40 YEARS
 EARNINGS    OF SERVICE   OF SERVICE  OF SERVICE  OF SERVICE
-----------  -----------  ----------  ----------  ----------
 $ 100,000    $  15,000   $   30,000  $   45,000  $   60,000
   200,000       30,000       60,000      90,000     120,000
   400,000       60,000      120,000     180,000     240,000

    The years of service recognized under the Retirement Program generally included all service with the Company and its subsidiaries and their predecessors. The only credited years of service to the Named Executives as of the date the Pension Plan was frozen were seven years to Mr. Pacini. Compensation recognized under the Retirement Program generally included a participant's base salary (including any portion deferred) and annual bonus compensation.

COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee, and its members are named below. No member of the Compensation Committee was at any time during the 1997 fiscal year or at any other time an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

    THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND STOCK PRICE PERFORMANCE COMPARISON GRAPH SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL AND SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

REPORT OF THE COMPENSATION COMMITTEE

    The overall objectives of the Company compensation program are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy, to maximize the link between executive and stockholder interests through an equity based plan and to recognize individual contributions as well as overall business results.

    The key elements of the Company's executive compensation program consist of fixed compensation in the form of base salary, and variable compensation in the forms of annual incentive compensation and stock options. An executive officer's annual base salary represents the fixed component of his total compensation; however, variable compensation is intended to comprise a substantial portion of an executive's total annual compensation. The Compensation Committee also takes into account the fact that executives may also provide services to, and receive compensation from, other entities. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual, including any pension benefits, supplemental retirement benefits, insurance and other benefits, as well as the programs described below.

    BASE SALARIES. Base salaries for executive officers are determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent including, where appropriate, a comparison to base salaries for comparable positions at other companies, and to historical levels of salary paid by the Company and its predecessors. Current base salaries for the Company's executive officers are at or below the 75th percentile of the compensation data surveyed during the first quarter of 1994. Since then, the only executive officer salary increase granted was to Mr. Ortwein in order to bring his salary closer to comparable levels.

    Salary adjustments are based on a periodic evaluation of the performance of the Company and of each executive officer, and also take into account new responsibilities as well as changes in the competitive market place. The Compensation Committee, where appropriate, also considers non-financial performance measures.

    ANNUAL INCENTIVE COMPENSATION AWARDS. The variable compensation payable annually to executive officers is intended to consist principally of annual incentive compensation awards, based on various factors, including both corporate and individual performance, established by the Compensation Committee each fiscal year. The executive officer bonuses for 1997 were paid upon completion of the Company's Recapitalization.

    OTHER INCENTIVE COMPENSATION. Participation of executives in equity-based compensation programs is reviewed annually, and awards under such programs, primarily in the form of stock option grants under the Company's 1993 Stock Option/Stock Issuance Plan, are made periodically to the executives. Each option grant is designed to align the interests of the executive with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The number of shares subject to each option grant is based upon the executive's tenure, level of responsibility and relative position in the Company. The Compensation Committee has established certain general guidelines in making option grants to the executives in an attempt to target a fixed number of option shares based upon the individual's position with the Company and his existing holdings of options. However, the Company does not adhere strictly to these guidelines and will vary the size of the option grant made to each executive officer as it feels the circumstances warrant. In April 1997, in connection with the Recapitalization, the Compensation Committee approved the grant of options effective upon the consummation of the Recapitalization equivalent to 2.5%, .5%, 1.5% and 1.5% of the Company's fully diluted equity to Messrs. Koll, Wirta, Ortwein and Pacini, respectively. The price of such options was determined to be $11.99 by the 20-day average closing price following completion of the Recapitalization. Each grant allows the executive to acquire shares of the Company's stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years). The options vest in periodic installments over a three-year period, generally contingent upon the executive officer's continued employment with the Company, provided, that if the executive is terminated without cause, such options shall immediately become 100% vested. Accordingly, the option will generally provide a return to the executive only if he remains in the Company's employ and the market price of the Common Stock appreciates over the option term. In connection with the pending sale of the commercial development business, described below in "Certain Transactions", the options held by Messrs. Koll, Wirta and Ortwein will be cancelled.

    CEO COMPENSATION. The base salary established for the Company's current and former Chief Executive Officer, Messrs. Koll and Wirta, respectively, reflects the Committee's policy to maintain a relative level of stability and certainty with respect to the CEO's base salary from year to year. In setting the CEO's base salary, the Committee sought to accomplish three objectives: provide a level of base salary competitive to that paid to other chief executive officers in the industry (recognizing that Messrs. Koll and Wirta are each an executive officer of affiliate companies and accordingly devote less than all of their working time to the Company's business matters), maintain internal comparability and have their base salary play a less central role in their overall compensation package by reason of the option grants made to them in lieu of a more substantial increase in their level of base salary. The CEO's current base salary is below the average of the surveyed compensation data for similarly situated chief executive officers in the industry. The CEO's bonus for 1997 was paid upon completion of the Recapitalization.

    TAX LIMITATION. The cash compensation to be paid to each of the Company's executive officers for the 1998 fiscal year is not expected to exceed the $1,000,000 limit on the tax deductibility of such compensation imposed under federal tax legislation. Any compensation deemed paid to an executive officer upon the exercise of an outstanding option under the 1993 Plan will qualify as performance-based compensation which will not be subject to the $1,000,000 limitation.

    The Compensation Committee
      of the Board of Directors:
    J. Thomas Talbot, Chairman
    Phillip R. Burnaman II
    James J. Gaffney
    Paul M. Zeller
    Marco F. Vitulli

STOCK PRICE PERFORMANCE COMPARISON

    The following graph illustrates the return during the past five years that would have been realized on December 31 of each year (assuming reinvestment of dividends) by an investor who invested $100 on December 31, 1992 in each of (i) the Company's Common Stock, (ii) the Media General Composite Market Value Index ("Media General Index"), and (iii) the Wilshire Real Estate Securities Index of Real Estate Operating Companies ("Real Estate Index") which consists of 12 real estate operating and development companies.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
             THE COMPANY, REAL ESTATE INDEX AND MEDIA GENERAL INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                           REAL ESTATE    MEDIA GENERAL

              The Company         Index            Index
1992              $100.00       $100.00          $100.00
1993              $175.03       $119.37          $114.79
1994              $187.40       $112.68          $113.84
1995              $125.00       $138.33          $147.60
1996               $50.00       $189.33          $178.25
1997               $49.52       $225.19          $231.46

                              CERTAIN TRANSACTIONS

SALE OF COMMERCIAL DEVELOPMENT BUSINESS

    On March 30, 1998 the Company executed a definitive stock purchase agreement with Koll Development Company LLC ("KDC") and an affiliated company regarding the sale of the Company's commercial development business for (1) $30 million in cash plus adjustments for 1998 activity; and (2) the assumption by KDC of all liabilities related to the business other than those specifically retained by the Company, which relate to certain tax and ERISA matters. KDC is a newly formed limited liability company, whose members include the Company's current Chairman and Chief Executive Officer, Donald M. Koll and its President, Richard
M. Ortwein. Upon completion of the transaction Messrs. Koll and Ortwein will resign from their current positions with the Company, and the Company will change its name to discontinue use of the "Koll" name. Effective upon completion of the transaction, Raymond J. Pacini, the Company's Chief Financial Officer since 1992, has been appointed as the Company's new President and Chief Executive Officer.

    The Company received a deposit of $1 million from KDC upon execution of the stock purchase agreement, which is nonrefundable except under limited circumstances, including if a higher offer for the commercial development business ultimately is accepted by the Company, in which case KDC also would be paid a break-up fee of $2 million plus up to $500,000 for legal and other advisory fees. The transaction is scheduled to close, subject to various conditions, on April 30, 1998, unless extended by agreement of the parties. The Company expects to realize a gain on this transaction of approximately $9.5 million; however, there can be no assurance that the transaction with KDC will ultimately be completed or close on schedule.

CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR AGREEMENTS

    In 1995, the Company entered into a construction management agreement with Koll Construction for infrastructure construction at Rancho San Pasqual. In 1996 and 1997, the Company also entered into general contractor agreements with Koll Construction in conjunction with a build-to-suit project for a third-party corporate office building in Nevada and four build-to-suit projects in California owned by the Company. During the year ended December 31, 1997 the Company incurred fees aggregating approximately $14.8 million to Koll Construction in consideration for these services and related reimbursements.

SERVICE AGREEMENTS

    In September 1993, the Company entered into a Management Information Systems and Human Resources Services Agreement with KRES. Under this agreement, KRES provides computer programming, data processing organization and retention, other related services until such time as 30 days' prior written notice of termination is delivered by either party. Also under this agreement, KRES provided payroll, human resources and other related services through August 31, 1997. Aggregate fees and related reimbursements incurred under these service agreements were approximately $200,000 for the year ended December 31, 1997.

SUBLEASE AGREEMENT

    In September 1993, the Company entered into an annual Sublease Agreement with The Koll Company to sublease a portion of The Koll Company affiliate's office building located in Newport Beach, California. Costs incurred under this lease were approximately $400,000 for the year ended December 31, 1997.

DEVELOPMENT FEES

    For the year ended December 31, 1997, the Company earned fees of approximately $5.4 million for real estate development and disposition services provided to partnerships in which The Koll Company and certain directors and officers of the Company have an ownership interest.

OTHER TRANSACTIONS

    Mr. Ortwein is a partner in various partnerships with a subsidiary of the Company relating to certain development projects, which entitles him to profit participation after the Company's subsidiary has been reimbursed for all costs and expenses incurred prior to profit realization. See "Compensation of Directors and Executive Officers--Compensation of Executive Officers."

                                 OTHER MATTERS

SUBMISSION OF PROPOSALS FOR 1999 ANNUAL MEETING

    Stockholders may submit proposals on matters appropriate for stockholder action at the Company's annual meetings, consistent and regulations adopted by the Securities and Exchange Commission and the By-Laws of the Company. Proposals to be considered for inclusion in the proxy statement for the 1999 annual meeting must be received by the Company at its principal executive office no later than December 18, 1998. Proposals should be directed to the attention of the Secretary, Koll Real Estate Group, Inc., 4343 Von Karman Avenue, Newport Beach, California 92660.

COMPLIANCE WITH SECTION 16(A) UNDER THE SECURITIES EXCHANGE ACT OF 1934

    Section 16 of the Securities and Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file various reports with the Securities and Exchange Commission concerning their holdings of, and transactions in, securities of the Company. Copies of these filings must be furnished to the Company.

    Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that there was compliance for the fiscal year ended December 31, 1997 with all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than 10% beneficial owners.

ANNUAL REPORT

    The Company's 1997 Annual Report to Stockholders, together with this Proxy Statement, is being mailed to all stockholders of the Company of record on April 20, 1998, the record date for voting at the Annual Meeting.

                                          By Order of the Board of Directors,

                                                   [LOGO]

                                          RAYMOND J. PACINI
                                          EXECUTIVE VICE PRESIDENT, CHIEF
                                          FINANCIAL OFFICER AND SECRETARY

                                                  Please mark
                                                  your votes as  /X/
                                                  indicated in
                                                  this example

A vote FOR Proposals 1 and 2 is recommended by the Board of Directors

1. Election of Directors with terms expiring at the Annual Meeting in 1999.

            FOR                        WITHHOLD
            each                       AUTHORITY
           nominee                  to vote for each
           listed                    nominee listed
            /  /                         /  /

NOMINEES:  Phillip R. Burnaman II, Robert J. Gagabs, Raymond J. Pacini,
           Thomas W. Sabin, and J. Thomas Talbot

(Instructions: To withhold authority to vote for any individual nominee, write the nominee's name on the space provided below.)

    ____________________________________________

2.  Ratify the appointment of Deloitte & Touche
    LLP as independent auditors for the fiscal year ending December 31, 1998.

         FOR     AGAINST    ABSTAIN
         / /      / /         / /

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this Proxy will be voted for proposals 1 and 2 above and will be voted as recommended by the Proxy holders listed on the reverse side hereof as to any other matters which may properly come before the meeting.

3.  To transact such other business as may
    properly come before the meeting or any
    adjournment or postponement thereof.

Signatures of Stockholder(s)--please sign name below exactly as imprinted (do not print). Please indicate any change of address.

NOTE: Executor's, administrators, trustees and others signing in a representative capacity should indicate the capacity in which they sign. If shares are held jointly, EACH holder should sign.
PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY.

SIGNATURE(S)_____________________________________

SIGNATURE(S)_____________________________________

DATE_________________________, 1998

                          KOLL REAL ESTATE GROUP, INC.

                          ANNUAL MEETING MAY 28, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     Raymond J.Pacini and Christopher J. Reinhard, each with the power of substitution, are hereby authorized to vote all shares of Common Stock of Koll Real Estate Group, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Koll Real Estate Group, Inc. to be held on Thursday, May 28, 1998 and at any adjournments, as specified on the reverse side.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDERS(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

                (PLEASE MARK THIS PROXY AND SIGN AND DATE IT ON THE
            REVERSE SIDE HEREOF AND RETURN IT IN THE ENCLOSED ENVELOPE.)